UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Sedwick, Lindsay M.
   c/o Standex International Corporation
   6 Manor Parkway
   Salem, NH  03079
   USA
2. Issuer Name and Ticker or Trading Symbol
   Standex International Corporation
   SXI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November, 1997
5. If Amendment, Date of Original (Month/Year)
   N/A
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President/CFO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |11/21/|M   | |1,600             |A  |$16.00     |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/21/|S   | |1,600             |D  |$35.00     |0                  |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |4,144              |I*    |BY ESOP                    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option **`      |$16.00  |11/21|M   | |1,600      |D  |1/13/|7/13/|Common Stock|       |$16.00 |O           |D  |            |
                      |        |/97  |    | |           |   |94   |01   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
** Stock option under the 1985 Stock Option Plan of Standex International Corporation.
*The amount is based on the interest of the reporting person in the Standex International Corporation Employees'
Stock Ownership Plan as of 9/30/97 and does not include shares accured to his account since that date.
SIGNATURE OF REPORTING PERSON
/s/Lindsay M. Sedwick
DATE
December 5, 1997